Exhibit 99.1

Enterprise GP Holdings L.P.

P.O. Box 4323

Houston, TX 77210

(713) 426-4500

Enterprise GP Holdings Reports Second Quarter 2006 Results

Houston, Texas (Tuesday, July 25, 2006) – Enterprise GP Holdings L.P., “Enterprise GP Holdings,” (NYSE: “EPE”) announced today its consolidated financial results for the three months and six months ended June 30, 2006. The partnership reported net income for the second quarter of 2006 of $22.6 million, or $0.25 per unit on a fully diluted basis, compared to $10.8 million, or $0.14 per unit on a fully diluted basis, for the comparable results of the predecessor company for the second quarter of 2005.

For the six months ended June 30, 2006, the partnership reported net income of $45.0 million, or $0.51 per unit on a fully diluted basis, compared to $20.3 million, or $0.27 per fully diluted unit for the six months ended June 30, 2005.

On July 14, 2006, the board of directors of the general partner of Enterprise Products Partners L.P. (“Enterprise Products Partners”) increased Enterprise Products Partners’ quarterly cash distribution from $0.445 per common unit to $0.4525 per common unit beginning with the cash distribution payable on August 10, 2006. Enterprise GP Holdings owns the general partner of Enterprise Products Partners and approximately 13.5 million common units in Enterprise Products Partners. Based on this distribution declaration, Enterprise GP Holdings expects to receive quarterly cash distributions from Enterprise Products Partners of approximately $32.3 million, or $129.3 million on an annualized basis, a 5.3% increase over the distributions from Enterprise Products Partners in May 2006.

Based on this increase in cash distributions from Enterprise Products Partners, Enterprise GP Holdings increased its quarterly cash distribution to $0.31 per common unit, or $1.24 per unit on an annualized basis. This is a 24% increase over the expected initial quarterly distribution rate of $0.25 per common unit as stated in Enterprise GP Holdings’ prospectus dated August 23, 2005. Enterprise GP Holdings’ cash available for distribution with respect to the second quarter of 2006 was $28.5 million, which provided 1.03 times coverage of the distribution to be paid on August 11, 2006 to its unitholders of record on July 31, 2006.

“This is the fourth consecutive quarterly increase in the cash distribution paid to our partners since our initial public offering in August 2005,” said Michael A. Creel, President and Chief Executive Officer of Enterprise GP Holdings. “Enterprise GP Holdings continues to benefit from the success of Enterprise Products Partners. Our partnership’s cash flow growth is levered to Enterprise Products Partners through our ownership of its general partner and the associated incentive distribution rights. In the three quarters since the first quarterly cash distribution paid by Enterprise GP Holdings in October 2005, we have increased our quarterly cash distribution per unit by 17%, or 23% on an annualized basis. We look forward to Enterprise Products Partners’ continued success in achieving its growth objectives, which we expect will lead to increased cash flows and capital appreciation for our unitholders.”

At June 30, 2006, Enterprise GP Holdings’ parent-only debt balance was $146.5 million.

Basis of Presentation of Financial Information – Consolidated and Parent-Only

In accordance with generally accepted accounting principles in the United States of America (“GAAP”), the transfer of net assets to us from affiliates of EPCO, Inc. (“EPCO”) in August 2005 was accounted for as a reorganization of entities under common control in a manner similar to a pooling of interests. As a result, the historical consolidated financial information of Enterprise GP Holdings presented in this press release for periods prior to its receipt of such contributions from EPCO has been presented using the consolidated financial information of Enterprise Products GP, LLC, (“Enterprise Products GP”) which has been deemed the predecessor company of Enterprise GP Holdings. Our consolidated financial information represents our primary (general purpose) financial information as a publicly-held registrant.

Enterprise GP Holdings has no separate operating activities apart from those conducted by the operating partnership of Enterprise Products Partners. Enterprise GP Holdings’ principal sources of cash flow are its investments in limited and general partner ownership interests of Enterprise Products Partners. Enterprise GP Holdings’ primary cash requirements are for general and administrative expenses, debt service requirements and distributions to its partners.

In order for our unitholders and others to more fully understand Enterprise GP Holdings’ financial condition and results of operations on a standalone basis, this press release includes financial information of Enterprise GP Holdings as the parent company apart from that of our consolidated partnership. In general, the parent-only financial information primarily reflects the period since the completion of its initial public offering on August 29, 2005.

The parent-only statement of operations includes earnings from Enterprise GP Holdings’ equity-method investments in Enterprise Products Partners and Enterprise Products GP as a component of operating income. These investments are the primary source of earnings for Enterprise GP Holdings on a standalone basis. In accordance with GAAP, such equity earnings are eliminated in the consolidation of Enterprise Products Partners’ and Enterprise Products GP’s financial statements with those of Enterprise GP Holdings.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-generally accepted accounting principle (“non-GAAP”) financial measure of Cash Available for Distribution. The accompanying schedules provide a reconciliation of this non-GAAP financial measure to its most directly comparable financial measure calculated and presented in accordance with GAAP. Our non-GAAP financial measures should not be considered as an alternative to GAAP measures such as net income, cash flow from operating activities or any other GAAP measure of liquidity or financial performance.

Cash Available for Distribution. We define Cash Available for Distribution as cash distributions expected to be received from Enterprise Products Partners in connection with our investments in limited and general partner interests of Enterprise Products Partners minus our expenditures for general and administrative costs and debt service. Cash Available for Distribution is a significant liquidity metric used by our senior management to compare net cash flows generated by the parent company’s equity investments to the cash distributions the parent company is expected to pay its unitholders. Using this metric, our management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions.

Cash Available for Distribution is an important non-GAAP financial measure for our limited partners since it indicates to investors whether or not our investments are generating cash flows at a level that can sustain or support an increase in quarterly cash distribution levels. Financial metrics such as Cash Available for Distribution are quantitative standards used by the investment community with respect to publicly-traded partnerships because the value of a partnership unit is in part measured by its yield (which in turn is based on the amount of cash distributions a partnership can pay to a unitholder). The GAAP measure most directly comparable to Cash Available for Distribution is cash flow from operating activities.

Today, Enterprise GP Holdings will host a conference call to discuss second quarter earnings. The call will be broadcast live over the Internet at 11:00 a.m. Central Daylight Time and may be accessed by visiting the company’s website at www.enterprisegp.com.

Enterprise GP Holdings owns the general partner of Enterprise Products Partners (NYSE: EPD), a leading North American midstream energy company. The general partner manages the business affairs of Enterprise Products Partners, which provides a wide range of services to producers and consumers of natural gas, natural gas liquids, and crude oil, and is an industry leader in the development of pipeline and other midstream infrastructure in the continental United States and deepwater trend of the Gulf of Mexico.

This press release contains various forward-looking statements and information that are based on Enterprise GP Holdings’ beliefs and those of its general partner, as well as assumptions made by and information currently available to Enterprise GP Holdings. When used in this press release, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding the plans and objectives of Enterprise GP Holdings or Enterprise Products Partners for future operations, are intended to identify forward-looking statements. Although Enterprise GP Holdings and its general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither Enterprise GP Holdings nor its general partner can give assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, Enterprise GP Holdings’ actual results may vary materially from those it anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on Enterprise Products Partners’, and in turn, Enterprise GP Holdings’ results of operations and financial condition are:

•	fluctuations in oil, natural gas and NGL prices and production due to weather and other natural and economic forces;
•	the effects of the Enterprise Products Partners’ debt level on its future financial and operating flexibility;
•	a reduction in demand for Enterprise Products Partners’ products by the petrochemical, refining or heating industries;
•	a decline in the volumes of NGLs delivered by Enterprise Products Partners’ facilities;
•	the failure of Enterprise Products Partners’ credit risk management efforts to adequately protect it against customer non-payment;
•	terrorist attacks aimed at Enterprise Products Partners’ facilities; and
•	the failure to successfully integrate Enterprise Products Partners’ operations with companies, if any that it may acquire in the future.

Enterprise GP Holdings has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact: Randy Burkhalter, Investor Relations, Enterprise GP Holdings L.P. (713) 381-6812, www.enterprisegp.com

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Enterprise GP Holdings L.P.				Exhibit A
Condensed Statements of Consolidated Operations - UNAUDITED
For the Three and Six Months Ended June 30, 2006 and 2005
($ in 000s, except per unit amounts)

Since Enterprise GP Holdings owns the general partner of Enterprise Products Partners, the consolidated income statement for Enterprise GP Holdings presented below includes the consolidated financial results of Enterprise Products Partners and its general partner. The earnings of Enterprise Products
Partners that are allocated to its limited partner interests not owned by Enterprise GP Holdings are reflected as minority interest expense in Enterprise
GP Holdings' consolidated income statement. Apart from this adjustment to minority interest expense and the interest expense recognized in connection with the parent company borrowings of Enterprise GP Holdings, Enterprise GP Holdings' consolidated income statement does not differ materially from that of Enterprise Products Partners.

Exhibits B and C present parent company financial information of Enterprise GP Holdings.

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2006	2005	2006	2005

Revenues	$ 3,517,853	$ 2,671,768	$ 6,767,927	$ 5,227,290
Costs and expenses:
Operating costs and expenses	3,323,585	2,530,133	6,370,448	4,913,777
General and administrative costs	17,799	18,882	32,360	34,035
Total costs and expenses	3,341,384	2,549,015	6,402,808	4,947,812
Equity in income of unconsolidated affiliates	8,012	2,581	12,041	10,860
Operating income	184,481	125,334	377,160	290,338
Other income (expense):
Interest expense	(58,643)	(62,435)	(118,786)	(121,487)
Other, net	3,406	1,258	5,389	2,182
Total other income (expense)	(55,237)	(61,177)	(113,397)	(119,305)
Income before provision for taxes, cumulative effect
of change in accounting principle and minority interest	129,244	64,157	263,763	171,033
Provision for taxes	(6,271)	1,034	(9,163)	(735)
Income before minority interest and change
in accounting principle	122,973	65,191	254,600	170,298
Minority interest	(100,340)	(54,424)	(209,708)	(149,996)
Income before change in accounting principle	22,633	10,767	44,892	20,302
Cumulative effect of change in accounting principle			96
Net income	$ 22,633	$ 10,767	$ 44,988	$ 20,302

Allocation of net income to:
Limited partners	$ 22,631	$ 10,766	$ 44,984	$ 20,300
General partner	$ 2	$ 1	$ 4	$ 2

Earnings per unit, basic and diluted	$ 0.25	$ 0.14	$ 0.51	$ 0.27
Average LP units outstanding (000s)	88,884	74,667	88,884	74,667

Enterprise GP Holdings L.P. – Parent Company		Exhibit B
Statement of Operations – UNAUDITED
For the Three and Six Months Ended June 30, 2006
($ in 000s)

Currently, the parent company has no separate operating activities apart from those of Enterprise Products Partners. Additionally, the operating activities of the parent company are primarily derived from cash distributions it receives from its general and limited partner ownership interests in Enterprise Products Partners. The primary cash requirements of the parent company, in addition to normal general and administrative expenses and debt service, are for distributions to its partners. In order to more fully understand the financial condition of the parent company, we are providing selected parent company financial data of Enterprise GP Holdings on Exhibits B and C.

	For the	For the
	Three Months	Six Months
	Ended June 30,	Ended June 30,
	2006	2006

Equity in income of unconsolidated affiliates	$ 25,342	$ 50,450
General and administrative costs	(411)	(1,129)
Operating income	24,931	49,321
Other income (expense):
Interest expense, net	(2,298)	(4,351)
Income before cumulative effect of change in accounting principle	22,633	44,970
Cumulative effect of change in accounting principle		18
Net income	$ 22,633	$ 44,988

Other financial data:
Investment in general and limited partnership interests of
Enterprise Products Partners L.P. at end of period	$ 835,914	$ 835,914
Debt principal outstanding at end of period	$ 146,500	$ 146,500
Cash available for distribution (see Exhibit C)	$ 28,461	$ 56,282

Enterprise GP Holdings L.P. - Parent Company		Exhibit C
Cash Available for Distribution - UNAUDITED
For the Three and Six Months Ended June 30, 2006
($ in 000s, except per unit amounts)

The following table presents the calculation of cash available for distribution for the parent company with respect to the first and second quarters of 2006.

	For the	For the
	Three Months	Six Months
	Ended June 30,	Ended June 30,
	2006	2006
Cash available for distribution:
Cash distributions from Enterprise Products Partners associated with:
General partner interest:
Standard distribution rights	$ 3,848	$ 7,560
Incentive distribution rights	22,386	43,383
Limited partner interest:
13,454,498 common units	6,088	12,075
Total cash distribution expected from Enterprise Products Partners	32,322	63,018
Deduct parent company expenses:
General and administrative expenses of the parent company	(411)	(1,129)
General and administrative expenses of Enterprise Products GP, LLC (“EPGP”)	(1,152)	(1,256)
Interest expense of the parent company, net	(2,298)	(4,351)
Total cash available for distribution	$ 28,461	$ 56,282

Cash distributions to be paid to the limited partners of Enterprise GP Holdings:
Distribution per unit	$ 0.310	$ 0.605

Distributions paid to public unitholders	$ 3,672	$ 7,194
Distributions paid to EPCO and affiliates	23,882	46,581
Distributions paid to general partner of Enterprise GP Holdings	3	5
Total cash distributions paid by Enterprise GP Holdings to its limited partners	$ 27,557	$ 53,780

Reconciliation of Non-GAAP “Cash Available for Distribution” to GAAP “Net Income” and
GAAP “Net cash provided by operating activities” per parent company financial statements
Net income	$ 22,633	$ 44,988
Adjustments to derive Cash Available for Distribution:
(add or subtract as indicated by sign of number):
Equity in income of unconsolidated affiliates	(25,342)	(50,450)
Quarterly distribution expected from Enterprise Products Partners	32,322	63,018
General and administrative expenses of EPGP	(1,152)	(1,256)
Cumulative effect of change in accounting principle		(18)
Cash available for distribution	28,461	56,282
Adjustments to Cash Available for Distribution to derive Net Cash Provided by Operating
Activities (add or subtract as indicated by sign of number):
Quarterly distribution expected from Enterprise Products Partners	(32,322)	(63,018)
Cash distributions received from Enterprise Products Partners in February 2006 and May 2006	30,696	59,178
Net effect of changes in operating accounts	(5,586)	(5,007)
General and administrative expenses of EPGP	1,152	1,256
Non-cash amortization	100	185
Net cash provided by operating activities	$ 22,501	$ 48,876